SHP ETF Trust 485BPOS

Exhibit 99.28(i)

February 1, 2022

SHP ETF Trust

14785 Preston Road

Suite 1000

Dallas, TX 75254

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 3 to the Registration Statement, File Nos. 333-253997 and 811-23645 (the “Registration Statement”), of SHP ETF Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 3 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached exhibit A (each a “Fund” and collectively, the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 3 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

BLS/AJD	4810-8222-5136

Thompson Hine llp Attorneys at Law	1919 M Street, N.W. Suite 700 Washington, D.C. 20036-3537	www.ThompsonHine.com O: 202.331.8800 F: 202.331.8330

February 1, 2022

EXHIBIT A

1.	FIS Knights of Columbus Global Belief ETF

2.	FIS Biblically Responsible Risk Managed ETF